EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Denbury Resources Inc. on Form S-8 of our report dated February 22, 2000, on the consolidated financial statements of Denbury Resources Inc., incorporated by reference in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 1999.



Deloitte & Touche LLP


Dallas, Texas
June 13, 2000